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                                                                 Exhibit (c) 2

                       SHORT FORM MERGER OPTION AGREEMENT

         AGREEMENT, dated as of May 29, 1997 among Integrated Living Communities, Inc., a Delaware corporation (the "Company"), SLC Acquisition Corp., a Delaware corporation ("Sub"), and Whitehall Street Real Estate Limited Partnership VII, a Delaware limited partnership ("Parent").

         WHEREAS, concurrently with the execution of this Agreement, the Company, Sub and Parent are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing for the making of a tender offer (the "Offer") to purchase all of the issued and outstanding shares of the Company's Common Stock, par value $.01 per share (the "Shares") and, following the completion of the Offer, the merger (the "Merger") of Sub and the Company in which each Share not purchased pursuant to the Offer (other than shares as to which appraisal rights are asserted) will be converted into the per share consideration paid pursuant to the Offer, in accordance with the terms of the Merger Agreement; and

         WHEREAS, the Company desires to induce Parent and Sub to enter into the Merger Agreement and to facilitate the prompt completion of the Merger following the purchase of Shares pursuant to the Offer;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Grant of Option. The Company hereby irrevocably grants to Sub an option (the "Option") to purchase up to 32,000,000 newly issued Shares (the "Optioned Shares") for a consideration per share equal to (i) $.01 per Optioned Share in cash and (ii) a promissory note (a "Note") of Parent in the principal amount of the price per Share paid in the Offer less $.01, which Note shall (a) be due and payable 5 years from the date of its issue, (b) bear interest, at the prime rate in effect from time to time of Citibank N.A., payable annually on each
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anniversary of the date of its issue, and (c) be prepayable at any time without penalty at Parent's option.

         2. Exercise of the Option. The Option may be exercised by Sub at any time within six business days after the acceptance for payment by Sub of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; provided that Sub may only exercise the Option in respect of at least that number of Optioned Shares which, when added to the number of Shares purchased pursuant to the Offer, represents at least 90% of the outstanding Shares, after giving effect to the issuance of the Optioned Shares. In the event Sub wishes to exercise the Option, Sub shall give written notice (the "Notice") to the Company specifying the total number of Optioned Shares it will purchase pursuant to the exercise, of the Option and a place and a time not less than one day from the date of the Notice for the closing of such purchase.

         3. Payment and Delivery of Certificates. At any closing hereunder: (i) Sub will make payment to the Company of the aggregate price for the Shares so purchased by (a) check or wire transfer in the amount of the aggregate cash consideration to be paid for all such Shares and (b) a Note in the aggregate principal amount of the consideration to be paid by Note for all such Shares; and (ii) the Company will deliver to Sub a certificate or certificates representing the number of Shares so purchased. Each of Sub and the Company hereby represents to the other party that such person will not offer to sell, sell or otherwise dispose of, any Shares or Note, as the case may be, acquired by it pursuant to this Agreement in violation of the Securities Act of 1933, as amended (the "1933 Act").

         4. Covenant. Each of Parent and Sub agrees to consummate the Merger as promptly as practicable following the closing of the purchase of Optioned Shares in accordance with Section 253 of the Delaware General Corporation Law.


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         5. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Sub as follows:

                  5.1. The Company has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all of the transactions, contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company.

                  5.2. The Company has taken all necessary corporate action to authorize and reserve for issuance 32,000,000 Shares upon exercise of the Option.

                  5.3. The Shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and non-assessable.

                  5.4. The execution and delivery of this Agreement do not, and the performance of this Agreement will not, (i) conflict with any provision of the Company's Certificate of Incorporation or By-Laws, or (ii) violate any law, rule or regulation, or any judgment, decree or order of any court or governmental agency or instrumentality, to which the Company or any of its subsidiaries is subject, or (iii) conflict with, or result in a breach or violation of, or accelerate the performance required by, or result in early termination under, or result in any loss of benefits under, the terms of any agreement, indenture, mortgage or other instrument to which the Company or any of its subsidiaries is a party or to which any of its or their property is subject, or constitute a default thereunder or an event which, with the lapse of time or action by a third party, could result in a default thereunder or the creation of any lien, charge or encumbrance upon any of the assets or properties of the Company or any of its subsidiaries, except if the effect of any of the foregoing contained in subsections (ii) or (iii) above, singly or in the

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aggregate, would not be material to the business, financial condition, results of operations or prospects of the Company and its subsidiaries, considered as a whole.

         6. Representations and Warranties of Parent and Sub. Each of Parent and Sub hereby represents and warrants to the Company that (i) it has all requisite power and authority to enter into and perform all of its obligations under this Agreement, (ii) all of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Sub and (iii) this Agreement has been duly executed and delivered by Parent and Sub.

         7. Adjustment Upon Changes in Capitalization. In the event of any change in the Shares by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the number of Optioned Shares and/or the purchase price per Optioned Share shall be adjusted appropriately.

         8. Termination. This Agreement will terminate upon termination of the Merger Agreement.

         9. Assignment. Without the prior written consent of the Company, this Agreement shall not be assigned by Sub except to Parent or any direct or indirect wholly-owned subsidiary of Parent.

         10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (and shall be deemed to have been duly received if so given) if personally delivered or sent by registered or certified mail, postage prepaid, or telecopy addressed to the respective parties as follows:

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                            If to the Company:

                            Integrated Living Communities, Inc.
                            Bernwood Centre
                            Suite 10
                            Bonita Springs, Florida  34135

                            If to Parent or Sub:
                            Whitehall Street Real Estate Limited Partnership VII c/o Goldman, Sachs & Co.
                            85 Broad Street
                            New York, New York  10004

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

         11. Specific Performance. The Company agrees that damages would be an inadequate remedy for a breach of the provisions of this Agreement and that this Agreement may be enforced by injunctive or other equitable relief.

         12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

         13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties hereto all as of the date first above written.

                                     INTEGRATED LIVING COMMUNITIES, INC.

                                     By: /s/ EDWARD J. KOMP
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                                     WHITEHALL REAL ESTATE LIMITED
                                     PARTNERSHIP VII

                                     By:      WH Advisors, L.P. VII
                                              General Partner

                                     By:      WH Advisors, Inc. VII
                                              General Partner

                                     By:  /s/ DAVID T. HAMAMOTO
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                                     SLC ACQUISITION CORP.

                                     By:  /s/ RONALD BERNSTEIN
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